EXHIBIT 99.1

CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Zhao Yan, VP Finance
Leslie Richardson, Financial Writer	86-10-5870-2280
(310) 477 9800
crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Agritech, Inc. Announces Third Quarter 2006 Results

BEIJING, China, November 15, 2006 -- China Agritech, Inc. (OTC BB: CAGC) ("China Agritech") one of the largest manufacturers of liquid organic fertilizer in China, today announced its financial results for the third quarter of 2006.

Q3 Highlights

  Revenues increased 32% year over year to $7.6 million
  Gross margin increased to 52.8% from 44.5% in the third quarter 2005
  Net income increase 110.6% year over year to $1.1 million
  New Beijing factory opened with 2,000 metric tons converting capacity and 5,000 metric tons of concentrate
  New Anhui factory opened with 2,000 metric tons converting capacity

Revenue for the third quarter 2006 increased 32.0% to $7.6 million, from $5.8 million in the third quarter 2005. Net income increased to $1.1 million, up 110.6% from $0.5 million. Fully diluted EPS for the quarter was $0.06 as compared to fully diluted EPS of $0.04 in the third quarter 2005.

Commenting on the quarter, Mr. Yu Chang, Chief Executive Officer of China Agritech, said, "We are very pleased with the top and bottom line growth we experienced during the third quarter. Revenues and margins were favorably impacted by increased shipments of our higher priced Tailong I fertilizer, which reach 330 tons, up from 37 tons in the third quarter 2005. During the third quarter, we opened our new factory in Beijing which will serve as our primary syrup production center for our new markets, with a capacity 5,000 metric tons per year. It also contains a converting factory with 2,000 metric tons capacity and will serve as our research and development center. We expect to complete construction of two additional converting facilities in Xinjiang and Chongquing by year end, which will bring our total capacity to 13,000 metric tons, an increase of 160% from the 5,000 metric tons we had at the beginning of 2006."

Gross profit for the third quarter 2006 was $4.0 million for an increase of 56.5% from $2.6 million in the third quarter 2005. Gross margins increased to 52.8% of sales, up from 44.5% in the third quarter of 2005. The gross profit for the quarter was favorably impacted by reduced material cost as a result of improved production cost control measure and increased sales of higher margin products..

Selling expenses during the quarter were $0.7 million, or 8.9% of revenue, down from $0.8 million or 13.4% of revenue. The decrease in selling expenses is the result of reduced advertising expense for the Harbin factory which more than offset the increased advertising expense for the new Anhui and Beijing factories.

Operating and administrative expenses for the third quarter 2006 were $1.1 million, or 14.2% of sales, compared to $0.7 million, or 25.5% of sales in the third quarter 2005. The increase in operating and administrative expenses for the quarter is attributed to the start up cost associated with the new factories and headquarters and accrued certain bad debt allowance.

Income from operations increased 98.0% to $2.2 million, or 29.7% of sales, from $1.1 million, or 19.8% of sales, in the prior year period. Operating margins increase increased due to favorable product mix and improved cost controls.

Third quarter 2006 net income was $1.1 million, up 110.6% from the third quarter 2005 of $0.5 million. Fully diluted earnings per share were $0.06 for the third quarter 2006, compared to fully diluted earning per share of $0.04 for the same period a year earlier. In January 2006, the Company completed a private placement which increased fully diluted shares to 19.1 million shares in the third quarter of 2006 from 14.2 million in the third quarter of 2005.

Nine Months Results

Revenues for the first nine months of 2006 were $23.5 million, up 12.4% from $20.9 million in the first nine months of 2005. Gross profit for the period was $12.2 million, up 24.3% from $9.8 million in the prior year period. Operating income was $8.0 million, an increase of 49.7% from $5.4 million in the third quarter of 2005. Net income increased 62.2% for the first nine months of 2006 to $4.2 million, from $2.6 million in the prior year period. Fully diluted EPS for the period was $0.23, compared to $0.18 for the first nine months of 2005.

Financial Condition

As of September 30, 2006, China Agritech had $8.1 million in cash and cash equivalents, working capital of $25.3 million and no long-term debt. Shareholders' equity stood at $25.7 million, up from $10.0 million as of December 31, 2005.

Business Outlook

During the fourth quarter, China Agritech intends to complete construction on its two new factories, in Xinjiang and Chongqing, and has budgeted about $1.5 million in capital expenditures. As the fourth quarter is the end of the harvesting season in China Agritech's current served markets in the north and northeast of China, the Company does not anticipate significant revenue contributions from its three newest factories this year.

"We believe that the significant expansion in our production capacity in 2006, will position us very well as we enter the key selling season in the spring and summer of 2007," said Mr. Chang. "We are placing significant management focus on building the regional distribution network to support our new geographic footprint, which will cover 17 provinces in China, up from just 12 provinces at the beginning of 2006. We look forward to a strong 2007 with increased penetration in both domestic and international markets."

Conference Call Information

Management will conduct a conference call to discuss China Agritech's third quarter financial results and provide a corporate overview. The conference call will take place at 6:00 pm Eastern Time, on Wednesday November 15, 2006. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial (617) 614-2702. When prompted by the operator, mention Conference ID 57355225.

For those unable to participate during the live conference call, an audio replay of the call will be available at (888) 286-8010 if calling within the United States, or (617) 801-6888 if calling internationally. Please use Conference ID 94240086. The playback will be available for 7 days after the call.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech's website for 90 days.

About China Agritech

China Agritech is engaged in the development, manufacturing and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells its products to farmers located in twelve provinces of China including: Heilongjiang, Hebei, Liaonong, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan and Guizhou. For more information visit www.chinaagritechinc.com

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements such as the inability to protect the proprietary formula, the price of raw materials, any liabilities from unknown harmful effects of the product, and adverse weather conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

--financial tables below---

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2006
(UNAUDITED)

ASSETS
	September 30,	December 31,
	2006	2005
Current Assets
Cash and cash equivalents	$8,134,284	$255,831
Restricted cash	178,345	275,000
Accounts receivable, net	17,259,379	8,525,185
Inventories	907,581	72,827
Advances to suppliers	1,466,190	2,076,252
Prepayments and other receivables	238,379	376,064

Total Current Assets	28,184,158	11,581,159

Property, plant and equipment, net	2,271,006	1,065,146

Total Assets	$30,455,164	$12,646,305

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$1,030,396	$115,024
Accrued liabilities and other payables	669,672	616,363
Amount due to a director	20,588	56,702
Income taxes payable	1,114,539	562,355

Total Current Liabilities	2,835,195	1,350,444

Minority Interests	1,918,852	1,237,910
Commitments
Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 19,143,615 shares issued and outstanding	19,144	14,344
Additional paid-in capital	12,618,531	1,547,741
Statutory reserves	2,500,627	1,731,067
Accumulated other comprehensive income	595,890	228,566
Retained earnings	9,966,925	6,536,233

Total Stockholders' Equity	25,701,117	10,057,951

Total Liabilities and Stockholders' Equity	$30,455,164	$12,646,305

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	September 30,		September 30,
	2006	2005	2006	2005

Net revenue	$7,601,819	$5,760,407	$23,522,609	$20,930,453

Cost of revenue	(3,589,872)	(3,197,088)	(11,307,639)	(11,106,705)
Gross profit	4,011,947	2,563,319	12,214,970	9,823,748
Operating expenses
Selling expenses	(679,211)	(771,690)	(1,840,740)	(2,150,488)
Operating and administrative expenses	(1,076,929)	(652,407)	(2,286,372)	(2,272,042)
Total operating expenses	(1,756,140)	(1,424,097)	(4,127,112)	(4,422,530)
Income from operations	2,255,807	1,139,222	8,087,858	5,401,218
Other income (expense)
Other (expense) income	(6,854)	51	(39,143)	65
Finance costs	(11,654)	(410)	(1,813)	(412)
Total other expenses	(18,508)	(359)	(40,956)	(347)
Income before income taxes	2,237,299	1,138,863	8,046,902	5,400,871
Provision for income taxes	(938,523)	(493,846)	(3,188,858)	(2,331,309)

Income before minority interests	1,298,776	645,017	4,858,044	3,069,562
Minority interests	(190,550)	(119,542)	(647,688)	(473,326)
Net income	1,108,226	525,475	4,210,356	2,596,236
Other comprehensive income
Foreign currency translation adjustment	455,463	-	367,329	-
Comprehensive income	$1,563,689	$525,475	$4,577,685	$2,596,236

Basic weighted average shares outstanding	19,143,615	14,238,657	18,614,203	14,093,114

Basic net earnings per share	$0.06	$0.04	$0.23	$0.18

Diluted weighted average shares outstanding	19,143,615	14,238,657	18,614,203	14,093,114

Diluted net earnings per share	$0.06	$0.04	$0.23	$0.18

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)

	2006	2005
Cash flows from operating activities
Net income	$4,210,356	$2,596,236
Adjustment to reconcile net income to net cash used in operating activities:
Minority interests	647,688	473,326
Stock compensation expenses	2,398	-
Depreciation	90,471	49,767
Changes in operating assets and liabilities:
(Increase) decrease in current assets
Due from shareholders	(439,351)	(23,234)
Advance/repayment from related parties	(162,996)	(33,662)
Accounts receivable, net	(8,454,017)	(5,950,513)
Restricted cash	95,598	-
Prepayment and other receivable	139,423	(22,328)
Inventories	(822,746)	64,355
Advances to suppliers	643,490	-
(Decrease) increase in:
Accounts payable	1,450,674	2,226,871
Accrued liabilities and other payables	130,554	394,276
Income tax payable	458,853	152,607
Due to shareholders	-	(499,031)
Due to related parties	-	(575,994)

Net cash used in operating activities	(2,009,605)	(1,147,324)

Cash flows from investing activities
Cash acquired from reverse acquisition of Tailong	-	185,635
Purchase of property, plant and equipment	(1,267,032)	(528)

Net cash provided by (used in) investing activities	(1,267,032)	185,107

Cash flows from financing activities
Capital contributed	11,081,575	1,350,000